Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 33-99982, 333-48425, 333-93099, 333-127232, 333-101186, and 333-58293) on Form S-8 of Voyager Learning Company (formerly known as ProQuest Company) and in the Registration Statement (No. 333-59450) on Form S-3 of Voyager Learning Company of our report dated December 4, 2008 relating to the consolidated balance sheet of Voyager Learning Company and subsidiaries as of December 29, 2007, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for the fiscal year then ended and the related financial statement schedule, and our report dated December 4, 2008, relating to the effectiveness of internal control over financial reporting as of December 29, 2007, appearing in this Annual Report on Form 10-K.

/s/ Whitley Penn LLP

Dallas, Texas
December 4, 2008

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